EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1.     Galena State Bank & Trust Company, an Illinois state
       bank with its main office located in Galena,
       Illinois
2.     Dubuque Bank and Trust Company, an Iowa state bank
       with its main office located in Dubuque, Iowa
2.a.   DB&T Insurance, Inc.
2.b.   DB&T Community Development Corp.
3.     Keokuk Bancshares, Inc.
4      First Community Bank, FSB, a federal savings bank
       with its main office located in Keokuk, Iowa
4.a.   KFS Services, Inc.
5.     Riverside Community Bank, an Illinois state bank
       with its main office located in Rockford, Illinois
6.     Citizens Finance Co.
7.     ULTEA
8.     Wisconsin Community Bank, an Wisconsin bank with its
       main office located in Cottage Grove, Wisconsin
8.a.   DBT Investment Corporation